UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January12, 2011 (January 6, 2011)

Lightstone Value Plus Real Estate Investment Trust II, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	000-54047	83-0511223
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1
Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item1 ..01	Entry into Material Definitive Agreements.

On January 6, 2011, Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Company”), through  LVP Metairie, LLC (“LVP Metairie”), a subsidiary of Lightstone Value Plus REIT II, LP, the Company’s operating partnership, entered into an Assignment and Assumption of Purchase and Sale Agreement (the “Assignment”) with Tony Sherman (the “Assignor”), a third-party individual.  Under the terms of the Assignment, LVP Metairie was assigned to the rights and assumed the obligations of the Assignor with respects to certain Purchase and Sale Agreement (the “Purchase Agreement”), dated October 11, 2010, made between the Assignor as the Purchaser and Citrus Suites, LLC as the Seller, as amended on November 23, 2010, whereby the Assignor contracted to purchase a 125-suite limited service extended-stay hotel located in Harahan, Louisiana (the “Hotel”) from the Seller.  As a result of the Assignment and the Purchase Agreement, the Company contracted to acquire the Hotel for a total consideration of approximately $12.0 million, excluding acquisition fees and expenses.  The Hotel has immediate access to the New Orleans Airport, and is currently operating under a Marriott Franchise Agreement.

Item 9.01	Financial Statements and Exhibits

(a) and (b) Financial Statements and Pro Forma Financial Information.

The financial statements that may be required by this item are not being filed herewith.  To the extent financial statements are required by this item, such financial statements will be filed with the Securities and Exchange Commission by amendment to this Form 8-K no later than 71 days after the date on which this Form 8-K is required to be filed.

(c) Shell Company.

Not applicable.

(d) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

Date: January 12, 2011	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)